Exhibit 99.1

Electromed, Inc. Announces Pricing of Initial Public Offering

New Prague, Minnesota, August 13, 2010 – Electromed, Inc. (Nasdaq: ELMD), which is a leader in developing innovative airway clearance therapy products for use by patients with compromised pulmonary function, today announced pricing of its initial public offering of 1,700,000 shares of common stock at a price of $4.00 per share, before underwriting discounts and commissions.

The offering is expected to close on August 18, 2010, subject to the terms and conditions of the Purchase Agreement between Electromed and Feltl and Company, Inc., who is acting as the underwriter for the offering. In addition, the underwriter has a 45-day option to purchase up to an additional 255,000 shares of common stock to cover over-allotments, if any.

Electromed’s common stock will be listed on the Nasdaq Capital Market and will trade under the symbol “ELMD.”

The offering is being made solely by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained, when available, from Feltl and Company, Inc. at 2100 LaSalle Plaza, 800 LaSalle Avenue, Minneapolis MN 55402, (612) 492-8800. A registration statement relating to these securities was declared effective by the Securities and Exchange Commission on August 12, 2010.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About the Company:  Electromed, Inc., founded in 1992 and headquartered in New Prague, Minnesota, manufactures, markets and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function.